EXHIBIT 2

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

TRIAN SPV (SUB) XI, L.P.

Dated as of July 30, 2015

TABLE OF CONTENTS

ARTICLE I GENERAL PROVISIONS
Section 1.01	Formation of the Partnership
Section 1.02	Partnership Name and Address
Section 1.03	Registered Agent and Registered Office
Section 1.04	Fiscal Year; Tax Year
Section 1.05	Liability of Partners
Section 1.06	Purposes of the Partnership
Section 1.07	Assignability of Interest
Section 1.08	Withdrawal of Initial Limited Partner

ARTICLE II MANAGEMENT OF THE PARTNERSHIP
Section 2.01	Management Generally
Section 2.02	Authority of the General Partner
Section 2.03	Reliance by Third Parties
Section 2.04	Activity of the General Partner
Section 2.05	Exculpation
Section 2.06	Indemnification
Section 2.07	Payment of Certain Costs and Expenses
Section 2.08	Assignment of Investment Advisory Contract

ARTICLE III CAPITAL ACCOUNTS OF PARTNERS AND OPERATION THEREOF
Section 3.01	Definitions
Section 3.02	Capital Commitments and Capital Contributions
Section 3.03	Capital Accounts
Section 3.04	Partnership Percentages
Section 3.05	Allocation of Net Capital Appreciation or Net Capital Depreciation
Section 3.06	Amendment of Incentive Allocation
Section 3.07	Valuation of Assets
Section 3.08	Liabilities
Section 3.09	Allocation for Tax Purposes
Section 3.10	Determination by the General Partner of Certain Matters
Section 3.11	Adjustments to Take Account of Certain Events

ARTICLE IV ADMISSION OF NEW PARTNERS
Section 4.01	New Partners

ARTICLE V WITHDRAWALS AND DISTRIBUTIONS OF CAPITAL
Section 5.01	Withdrawals and Distributions in General
Section 5.02	Withdrawals
Section 5.03	Required Withdrawals
Section 5.04	Death, Disability, etc. of Limited Partners
Section 5.05	Distributions
Section 5.06	Effective Date of Withdrawal
Section 5.07	Limitations on Withdrawal of Capital Account

ARTICLE VI DURATION AND DISSOLUTION OF THE PARTNERSHIP
Section 6.01	Duration
Section 6.02	Dissolution

ARTICLE VII TAX RETURNS; REPORTS TO PARTNERS
Section 7.01	Independent Auditors
Section 7.02	Filing of Tax Returns
Section 7.03	Tax Matters Partner
Section 7.04	Reports to Current Partners
Section 7.05	Reports to Partners and Former Partners
Section 7.06	Partner Tax Basis

ARTICLE VIII INVESTOR COMMITTEE
Section 8.01	Investor Committee

ARTICLE IX MISCELLANEOUS
Section 9.01	General
Section 9.02	Power of Attorney
Section 9.03	Amendments to Partnership Agreement
Section 9.04	Non-Voting Interests of Registered Fund Limited Partners
Section 9.05	Choice of Law
Section 9.06	Consent to Jurisdiction
Section 9.07	Tax Elections
Section 9.08	No Third Party Rights
Section 9.09	Confidentiality
Section 9.10	Notices
Section 9.11	Counterparts
Section 9.12	Goodwill
Section 9.13	Headings
Section 9.14	Pronouns
Section 9.15	Execution of Other Documents
Section 9.16	Waiver of Partition
Section 9.17	Waiver of Jury Trial

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

TRIAN SPV (SUB) XI, L.P.

Dated as of July 30, 2015

This Amended and Restated Limited Partnership Agreement dated as of the date first above written (the "Agreement") among the undersigned (herein called the "Partners", which term shall include any persons hereafter admitted to Trian SPV (SUB) XI, L.P. (the "Partnership") pursuant to Article IV of this Agreement and shall exclude any persons who cease to be Partners pursuant to Article V of this Agreement) shall govern the Partnership.

WHEREAS, the General Partner (as defined in Section 1.05(b)) and Trian Group, LLC, as the initial limited partner (the "Initial Limited Partner"), heretofore entered into a Limited Partnership Agreement dated as of July 20, 2015 (the "Initial Partnership Agreement"), and have formed a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as amended from time to time (the "Act");

WHEREAS, additional Persons wish to be admitted as Limited Partners (as defined in Section 1.05) of the Partnership and the parties hereto desire to continue a limited partnership under the provisions of the Act and to set forth the terms pursuant to which the Partnership shall be governed and to effect the withdrawal of the Initial Limited Partner; and

WHEREAS, the Partners now wish to amend and restate the Initial Partnership Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Partnership Agreement is amended and restated in its entirety to read as follows:

ARTICLE I

General Provisions

Section 1.01 Formation of the Partnership.  The Partnership was formed as a limited partnership under the Act, by the filing of the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of the State of Delaware on July 20, 2015.  The General Partner shall cause to be executed, filed and recorded, with the proper offices in the State of Delaware, such certificates, and shall cause to be made such publications, as shall be required by the   Act and all other jurisdictions where the Partnership may wish to conduct its business.

Section 1.02 Partnership Name and Address.  The name of the Partnership is Trian SPV (SUB) XI, L.P.  Its principal office is located at 280 Park Avenue, 41st Floor, New York, New York 10017, or at such other location as the General Partner in the future may designate.  The General Partner shall promptly notify the Limited Partners of any change in the Partnership's address.

Section 1.03 Registered Agent and Registered Office.  The Registered Agent for the Partnership is Corporation Service Company.  The address of the Registered Office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808.

Section 1.04 Fiscal Year; Tax Year.  The fiscal year of the Partnership (herein called the "fiscal year") shall end on December 31; provided that the fiscal year may be changed to such other date as determined by the General Partner, in its reasonable discretion, taking into account legal, regulatory, tax and other considerations relating to the Partnership and the Feeder Fund (as defined in Section 3.02(c)).  The tax year of the Partnership (herein called the "tax year") shall be the Partnership's tax year determined under Section 706 of the Internal Revenue Code of 1986, as amended (the "Code"), for Federal tax purposes, provided that the General Partner may change such date, in its reasonable discretion, to another date permissible under the Code, taking into account legal, regulatory, tax and other considerations relating to the Partnership and the Feeder Fund.

Section 1.05 Liability of Partners.

(a) The names of all of the Partners and the amounts of their respective Capital Commitments and Capital Contributions (each, as defined in Section 3.02(a)) are set forth in the books and records of the Partnership.

(b) Trian Partners SPV XI GP, L.P., a Delaware limited partnership, shall be the general partner (herein called the "General Partner") and shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership.  Neither the General Partner nor any of its Affiliates (other than the Partnership) shall be liable for the return of the Capital Contributions of any Limited Partner, and each Limited Partner hereby waives any and all claims that it may have against the General Partner or any Affiliate thereof (other than the Partnership) in this regard.

(c) The Partners designated in the books and records of the Partnership as limited partners (herein called the "Limited Partners"), and former Limited Partners (including the Initial Limited Partner) shall have no liability for any debt or obligation of the Partnership except to the extent of their respective interests in the Partnership, nor any obligation to contribute or make payments to the Partnership, except as provided by the Act or pursuant to the terms of this Agreement.

(d) As used in this Section 1.05, the terms "interests in the Partnership" and "interest in the Partnership" shall mean, with respect to any fiscal year (or relevant portion thereof) and with respect to each Partner (or former Partner), the Capital Account(s) (as defined in Section 3.03) that such Partner (or former Partner) would have received (or in fact did receive) pursuant to the terms and provisions of Article V upon withdrawal from the Partnership as of the end of such fiscal year (or relevant portion thereof).

(e) The General Partner may, in its sole discretion, issue multiple classes and/or options of limited partnership interests in the future (or enter into "side letter" agreements with certain Limited Partners that alter, modify or change the terms of the interests held by such Limited Partners), which may differ from the limited partnership interests offered hereby in terms of, among other things, the Incentive Allocation (as defined in Section 3.05(b)), the Management Fee (as defined in Section 3.01(g)), minimum and additional Capital Commitment and Capital Contribution amounts, permitted Capital Commitment and Capital Contribution and Withdrawal Dates (as defined in Section 5.02(a)), withdrawal frequency and notice periods, informational rights, capacity rights, investor eligibility requirements and other rights.  Such new classes and/or options of limited partnership interests may be established (and such "side letter" agreements may be entered into) by the General Partner without providing prior notice to, or receiving consent from, existing Limited Partners.  The terms of such classes and/or options of limited partnership interests and such "side letter" agreements shall be determined by the General Partner in its sole discretion.

(f) The Partnership is currently offering Option A limited partnership interests (the "Option A Interests").

(g) If the Interests are issued to benefit plan investors, other than the Feeder Fund, such investors must be managed by Qualified Professional Asset Managers (as that term is defined in U.S. Department of Labor Prohibited Transaction Exemption 84-14, as amended from time to time) or INHAMs (as the term is defined in U.S. Department of Labor Prohibited Transaction Exemption 96-23, as amended from time to time).

(h) As used in this Agreement, the terms "former Limited Partner" and "former Partner" refer to such persons or entities as hereafter from time to time cease to be a Limited Partner or Partner, respectively, pursuant to the terms and provisions of this Agreement.

Section 1.06 Purposes of the Partnership.  The Partnership is established for the purposes of engaging in any and all transactions permitted under applicable law including, without limitation, investing in Securities (as defined in Section 1.06(a)) and engaging in all activities and transactions as the General Partner may deem necessary or advisable in connection therewith, including, without limitation:

(a) to invest, on margin or otherwise, in (i) securities and other financial instruments of or relating to a publicly traded U.S. "large cap" consumer company (which has been identified to prospective investors by the General Partner), or any successor company or company that has been spun out of the company (the "Company"), including, without limitation:  common stock; preferred stock; shares of beneficial interest; American Depositary Receipts; bonds and other fixed income investments, notes and debentures (whether subordinated, convertible or otherwise), and (ii) derivative products relating to securities issued by the Company, including, without limitation:  futures contracts (and options thereon) relating to stock indices, currencies, United States Government securities and securities of foreign governments, other financial instruments and all other commodities, swaps, options, warrants, repurchase agreements, reverse repurchase agreements, caps, collars, floors and forward rate agreements (all such items in clauses (i) and (ii) being called herein a "Security" or "Securities"), and to sell such Securities short and cover such sales;

(b) to engage in such other lawful transactions as the General Partner may from time to time determine in furtherance of the purpose set forth in Section 1.06(a); and

(c) to do such other acts as is necessary or advisable in connection with the maintenance and administration of the Partnership.

Section 1.07 Assignability of Interest.  A Partner may not pledge, transfer or assign its interest in the Partnership other than by operation of law pursuant to the death, bankruptcy or dissolution of such Partner, or with the consent of the General Partner, which may be withheld in its sole discretion.  In no event, however, shall any transferee or assignee be admitted as a Partner without the consent of the General Partner, which may be withheld in its sole discretion.  Any attempted pledge, transfer or assignment not made in accordance with this Section 1.07 shall be void.

Section 1.08 Withdrawal of Initial Limited Partner.  The Initial Limited Partner has made a Capital Contribution of $1.00 to the capital of the Partnership.  Upon one or more additional Partners becoming Limited Partners, the Initial Limited Partner shall automatically withdraw as a Limited Partner and shall accordingly cease to be a Limited Partner and shall be entitled to receive, and the Partnership shall pay to the Initial Limited Partner, the amount of $1.00, and no more and shall have no further interest or obligation of any kind whatsoever as a Partner of the Partnership.

ARTICLE II

Management of the Partnership

Section 2.01 Management Generally.  The management, conduct and control of the Partnership shall be vested exclusively in the General Partner.  Except as authorized by the General Partner, the Limited Partners shall have no part in the management of the Partnership, and they shall have no authority or right to act on behalf of the Partnership in connection with any matter.

Section 2.02 Authority of the General Partner.

(a) The General Partner (or its duly appointed agents, including, without limitation, the Management Company (as defined in Section 2.02(a)(xxi)) shall have the power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth in Section 1.06, and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto, including, without limitation, the power to

(i) communicate with the Partners, including furnishing reports as set forth in Article VII;

(ii) maintain the principal books and records of the Partnership;

(iii) cause the preparation of all necessary tax returns of the Partnership;

(iv) conduct meetings of the Partners;

(v) provide administrative, accounting and secretarial services to the Partnership;

(vi) bring and defend actions before any governmental, administrative or other regulatory agency, body or commission, for and on behalf of the Partnership;

(vii) do all things and discharge all duties required of, or imposed on, a general partner by law, and do any other things and discharge any other duties required of or imposed on a general partner by law;

(viii) provide research and analysis and direct the formulation of investment policies and strategies for the Partnership;

(ix) acquire a long position or a short position with respect to any Security and make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

(x) purchase Securities and hold them for investment, and initiate tender offers and proxy contests and other shareholder actions with respect to Securities, and take other actions to influence the management of issuers of Securities;

(xi) enter into contracts for or in connection with investments in Securities;

(xii) invest in unaffiliated pooled investment vehicles for cash management purposes, which investments shall be subject in each case to the terms and conditions of the respective governing document for such vehicle;

(xiii) possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities and other property and funds held or owned by the Partnership;

(xiv) lend, either with or without security, any Securities, funds or other properties of the Partnership, including by entering into reverse repurchase agreements, and, from time to time, without limit as to the amount, borrow or raise funds, including by entering into repurchase agreements, and secure the payment of obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the property of the Partnership;

(xv) open, maintain and close accounts, including margin and custodial accounts, with brokers, which power shall include the authority to issue all instructions and authorizations to brokers regarding the Securities and/or money therein; to pay, or authorize the payment and reimbursement of, brokerage commissions that may be in excess of the lowest rates available that are paid to brokers who execute transactions for the account of the Partnership and who (i) supply, or pay for (or rebate a portion of the Partnership's brokerage commissions to the Partnership for payment of) the cost of, brokerage, research or execution services utilized by the Partnership or the Other Accounts (as defined in Section 2.02(b)(xvii)) and/or (ii) pay for (or rebate a portion of the Partnership's brokerage commissions for the payment of) obligations of the Partnership (as provided in Section 2.07 hereof) or the Partnership's share of such obligations (such as computer facilities and the cost of an accounting software package), provided that the Partnership does not pay rates of commission in excess of what is competitively available from comparable brokerage firms for comparable services, taking into account various factors, including commission rates, reliability, financial responsibility, strength of the broker and ability of the broker to efficiently execute transactions, the broker's facilities, and the broker's provision or payment of the costs of research and other services or property that are of benefit to the Partnership, the Management Company and the Other Accounts; provided, further that to the extent the Management Company uses commissions or "soft dollars" to pay for research products or services, the use of such commissions or "soft dollars" shall fall within the safe harbor created by Section 28(e) of the Securities Exchange Act of 1934, as amended;

(xvi) open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the United States, and draw checks or other orders for the payment of monies;

(xvii) combine purchase or sale orders on behalf of the Partnership with orders for the General Partner, the Management Company or any of their respective Affiliates (as defined in Section 2.04) or other accounts to whom  the General Partner, the Management Company or any of their respective affiliates provides investment services ("Other Accounts") and allocate the Securities or other assets so purchased or sold, on an average price basis, among such accounts;

(xviii) enter into arrangements with brokers to open "average price" accounts wherein orders placed during a trading day are placed on behalf of the Partnership and Other Accounts and are allocated among such accounts using an average price;

(xix) organize one or more corporations or other entities to hold record title, as nominee for the Partnership (whether alone or together with the Other Accounts), to Securities or funds of the Partnership;

(xx) organize one or more direct or indirect subsidiary entities to invest in Securities or participations in Securities of the Partnership;

(xxi) retain Trian Fund Management, L.P. (the "Management Company") to provide certain management and administrative services to the Partnership; provided, however, management, control and conduct of the activities of the Partnership shall remain the responsibility of the General Partner;

(xxii) retain any other persons, firms or entities selected by the General Partner to provide certain management and administrative services to the Partnership and to cause the Partnership to compensate such other persons, firms or entities for such services; provided, however, management, control and conduct of the activities of the Partnership shall remain the responsibility of the General Partner;

(xxiii) retain HedgeServ Limited or other persons, firms or entities selected by the General Partner to provide certain administrative services to the Partnership (HedgeServ Limited or any such other persons, firm or entity providing such services from time to time is herein called the "Administrator") and to cause the Partnership to compensate the Administrator for such services; provided, however, management, control and conduct of the activities of the Partnership shall remain the responsibility of the General Partner;

(xxiv) maintain for the conduct of the Partnership's affairs one or more offices and in connection therewith rent or acquire office space, and do such other acts as the General Partner may deem necessary or advisable in connection with the maintenance and administration of the Partnership;

(xxv) engage personnel, whether part-time or full-time, and attorneys, independent accountants or such other persons as the General Partner may deem necessary or advisable;

(xxvi) authorize any partner, employee or other agent of the General Partner or agent or employee of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing; and

(xxvii) do any and all acts on behalf of the Partnership as it may deem necessary or advisable in connection with the maintenance and administration of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any person, including, without limitation, the voting of Securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters.

Section 2.03 Reliance by Third Parties.  Persons dealing with the Partnership are entitled to rely conclusively upon the certificate of the General Partner, to the effect that it is then acting as the General Partner, and upon the power and authority of the General Partner as herein set forth.

Section 2.04 Activity of the General Partner.

(a) The General Partner shall devote, and shall cause the Management Company to devote, so much of their time to the affairs of the Partnership as in the judgment of the General Partner the conduct of its business shall reasonably require, and none of the General Partner, the Management Company or their respective Affiliates shall be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth herein.  Except as expressly provided in this Section 2.04, nothing contained in this Agreement, and no waivable provision of applicable law, shall be deemed to preclude the General Partner, the Management Company or their respective Affiliates or any shareholder, member, partner, director, officer or employee thereof (collectively, the "Management Group") from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any Securities for the account of any such other business, for their own accounts, for any of their family members or for other clients.  No Limited Partner shall, by reason of being a partner in the Partnership, have any right to participate in any manner in any profits or income earned, derived by or accruing to the Management Group from the conduct of any business other than the business of the Partnership (to the extent provided herein) or from any transaction in Securities effected by any of the Management Group for any account other than that of the Partnership.

(b) Trian Partners, L.P., a limited partnership organized under the laws of the State of Delaware (the "Domestic Flagship Fund"), Trian Partners Parallel Fund I, L.P., a limited partnership organized under the laws of the State of Delaware (the "Flagship Parallel Fund"), Trian Partners Master Fund, L.P., an exempted limited partnership formed and registered under the laws of the Cayman Islands (the "Flagship Master Fund"), Trian Partners Strategic Investment Fund-A, L.P., a limited partnership organized under the laws of the State of Delaware (the "Strategic Fund-A"), Trian Partners Master Fund (ERISA), L.P., a Cayman Islands exempted limited partnership (the "ERISA Master Fund"), Trian Partners Strategic Investment Fund II, L.P., a limited partnership organized under the laws of the State of Delaware (the "Strategic Fund II"), Trian Partners Strategic Investment Fund-D, L.P., an exempted limited partnership formed and registered under the laws of the Cayman Islands  (the "Strategic Fund-D"), Trian Partners Fund (Sub)-G, L.P., a limited partnership organized under the laws of the State of Delaware (the "Partners Fund-G"), Trian Partners Strategic Fund-G II, L.P., a limited partnership organized under the laws of the State of Delaware (the "Partners Fund-G II"), Trian Partners Strategic Fund-G III, L.P., a limited partnership organized under the laws of the State of Delaware (the "Partners Fund-G III"), Trian Partners Co-Investment Opportunities Fund, Ltd., an exempted company with limited liability formed under the laws of the Cayman Islands (the "Co-Investment Fund"), Trian Partners Strategic Investment Fund-N, L.P., a limited partnership organized under the laws of the State of Delaware (the "Strategic Fund-N") and collectively with the Domestic Flagship Fund, the Flagship Parallel Fund, the Flagship Master Fund, the Strategic Fund-A, the ERISA Master Fund, the Strategic Fund II, the Strategic Fund-D, the Partners Fund-G, the Partners Fund-G II, the Partners Fund-G III, the Co-Investment Fund and the Strategic Fund-N, the "Trian Funds"), and certain other funds, managed accounts or investment vehicles formed or to be formed to invest alongside the Trian Funds (such funds, managed accounts or investment vehicles collectively with the Trian Funds, the "Other Investors") will generally invest and sell in parallel with the Partnership, pro rata, based on their net asset values or based on the respective number of shares held by each of the Partnership, the Trian Funds and such Other Investors, in each case in accordance with the Management Company's trade aggregation and allocation policy and procedures, except as may be otherwise advisable due to legal, tax, regulatory or other constraints or after taking into account other considerations such as the relative amounts of capital available for new investments, the relative exposure to individual portfolio positions or net exposure to the market, or as may be required in connection with any rebalancings.  Certain of the Other Investors commenced acquisition of the Company's Securities prior to the date Limited Partners are admitted to the Partnership.  After the date Limited Partners are admitted to the Partnership, further purchases of the Company's Securities shall generally be allocated amongst the Partnership and the Other Investors pro rata based on the maximum amounts to be thereafter invested in such Securities by each of the Partnership and the Other Investors, as determined by the Management Company or its Affiliates in its sole discretion, subject to market conditions, timing constraints, the anticipated scope of the investment and any applicable legal, regulatory or tax constraints.

(c) Notwithstanding the foregoing, with respect to investments in Securities that the Partnership and one or more of the Other Investors elect to pursue, the Limited Partners acknowledge and agree that the Affiliated Investors (as defined in Section 2.04(f)) may co-invest with the Other Investors and the Partnership, but only if such co-investment (and subsequent disposition) is at the same time and price as applies to the Other Investors and the Partnership.  If multiple purchases of the same Security are made over time, Affiliated Investors may reduce or eliminate their participation in such later purchases.

(d) The Limited Partners acknowledge and agree that the relationships referred to in this Section 2.04 present potential conflicts of interest between the Partnership on the one hand, and Affiliated Investors on the other hand.  In addition, the Limited Partners acknowledge and agree that the General Partner and/or the Management Company may cause the Partnership, either alone or together with other members of a group (the "Investing Group"), including any Other Investors, to acquire a "control" position in the Securities of the Company, and may secure the appointment of persons selected by the General Partner, the Management Company or other members of the Investing Group to the Company's management team or board of directors.  In so doing, the Limited Partners acknowledge and agree that the General Partner, the Management Company and any such member of the board of directors of the Company may acquire fiduciary duties to the Company and to the other shareholders of the Company in the course of their dealings with the Company.  The Limited Partners acknowledge and agree that these fiduciary duties may compel the General Partner and/or the Management Company to take actions that, while in the best interests of the Company and/or the shareholders of the Company and/or third party constituents, may not be in the best interests of the investors in the Investing Group.  Accordingly, the Limited Partners acknowledge and agree that the General Partner and/or the Management Company may have a conflict of interest between the fiduciary duties (if any) that it owes to the Company, the shareholders of the Company and/or third party constituents, on the one hand, and those that it owes to the investors in the Investing Group, on the other hand.  If the Management Company and/or the General Partner nominates or otherwise designates a representative to the board of directors of the Company, the decision to nominate and/or designate an individual and the choice of such individual shall be determined by the Management Company and/or the General Partner, in its sole discretion.  Neither the Management Company, the General Partner nor any representative on the board of directors of the Company that is selected by the Management Company and/or the General Partner, as set forth above, intends to share with any Limited Partner any confidential information which the Management Company, the General Partner or such board member has learned in his/her capacity as a director or other fiduciary of the Company.

(e) In the event that a situation that may present a conflict of interest arises, the General Partner may refer such situation to the Investor Committee or to another independent third party appointed by the Management Company for a resolution.  The Management Company will make any such investment decisions where such conflicts of interest exist in a manner consistent with its fiduciary responsibilities to the Partnership and only to the extent that such transactions comply with the provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if the assets of the Partnership are treated as "plan assets" under ERISA.

(f) Definitions:

(i) "Affiliate" shall mean, with respect to any Person, any Person controlling, controlled by or under common control with, such Person;

(ii) "Affiliated Investors" shall mean Nelson Peltz, Peter W. May, Edward P. Garden, the General Partner and/or their respective Affiliates, excluding any Trian Funds;

(iii) "Person" shall mean any natural person, partnership, limited liability company, corporation, trust or other entity; and

(iv) "Principals" shall mean Nelson Peltz, Peter W. May and Edward P. Garden.

Section 2.05 Exculpation.

(a) Subject to applicable law (including, without limitation, ERISA, if applicable), none of the General Partner, any Investor Committee member, the Management Company, their respective Affiliates, and any of their respective shareholders, members, partners, directors, officers and employees (each, an "Indemnified Party" and collectively, the "Indemnified Parties") shall be liable to any Partner or the Partnership for (i) any acts or omissions arising out of, related to or in connection with the Partnership or any entity in which it has an interest, any transaction or activity relating to the Partnership or any entity in which it has an interest, any investment or proposed investment made or held, or to be made or held by the Partnership, or this Agreement or any similar matter, unless such action or inaction was made in bad faith or constitutes fraud, willful misconduct, gross negligence or a breach of fiduciary responsibilities under ERISA, if applicable; or (ii) any acts or omissions of any broker or agent of any Indemnified Party, provided that the selection, engagement or retention of such broker or agent was not made by the Indemnified Party seeking exculpation in bad faith and does not constitute fraud, willful misconduct, gross negligence or a breach of fiduciary responsibilities under ERISA, if applicable, by Indemnified Party seeking exculpation.  Each of the Indemnified Parties may consult with counsel and accountants in respect of the Partnership's affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that their selection of such counsel or accountants was not made by the Indemnified Party seeking exculpation in bad faith and does not constitute fraud, willful misconduct, gross negligence or a breach of fiduciary responsibilities under ERISA, if applicable, by the Indemnified Party seeking exculpation.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 2.05 shall not be construed so as to provide for the exculpation of an Indemnified Party for any liability (including, without limitation, liability under Federal securities laws and ERISA, if applicable, which, under certain circumstances, impose liability even on persons acting in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 2.05 to the fullest extent permitted by law.

Section 2.06 Indemnification.

(a) To the fullest extent permitted by law (including, without limitation, ERISA, if applicable), the Partnership shall indemnify and hold harmless each Indemnified Party from and against any loss, cost or expense suffered or sustained by an Indemnified Party by reason of (i) any acts or omissions or alleged acts or omissions arising out of or in connection with the Partnership, or any entity in which it has an interest, any investment or proposed investment made or held, or to be made or held by the Partnership, or this Agreement or any similar matter (collectively, "Covered Acts"), including, without limitation, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, provided that such acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim are based were not made in bad faith or did not constitute fraud, willful misconduct, gross negligence or a breach of fiduciary responsibilities under ERISA, if applicable, by the Indemnified Party seeking indemnification, or (ii) any acts or omissions, or alleged acts or omissions, of any broker or agent of any Indemnified Party (collectively, "Covered Broker Acts"), provided that the selection, engagement or retention of such broker was not made by the Indemnified Party seeking indemnification in bad faith and does not constitute fraud, willful misconduct, gross negligence or a breach of fiduciary responsibilities under ERISA, if applicable, by the Indemnified Party seeking indemnification.  Additionally, the Partnership (and not any Indemnified Party) shall be responsible for any losses resulting from trading errors and similar human errors, absent bad faith, fraud, willful misconduct, gross negligence or a breach of fiduciary responsibilities under ERISA, if applicable, by any Indemnified Party.  The Partnership shall advance to any Indemnified Party reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any action or proceeding that arises out of any Covered Act or any Covered Broker Act whether or not the provisos of (i) or (ii) of this paragraph apply.  In the event that such an advance is made by the Partnership, the Indemnified Party shall agree to reimburse the Partnership for such fees, costs and expenses to the extent that it shall be finally determined by non-appealable order of a court of competent jurisdiction that it was not entitled to indemnification under this Section 2.06.  The foregoing provisions shall survive the termination of this Agreement.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 2.06 shall not be construed so as to provide for the indemnification of an Indemnified Party for any liability (including, without limitation, liability under Federal securities laws and ERISA, if applicable, which, under certain circumstances, impose liability even on persons acting in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 2.06 to the fullest extent permitted by law.

Section 2.07 Payment of Certain Costs and Expenses.

(a) The Management Company shall bear the administrative expenses of the Partnership, including costs and expenses related to salaries, employee benefits and bonuses of employees, occupancy expenses, technology and related support expenses and accounting expenses (other than accounting expenses relating to investments or prospective investments and audit and tax return preparation fees).

(b) The Partnership shall bear its own expenses including, but not limited to, expenses relating to the cost of purchasing investments (e.g., brokerage commissions and trading costs), fees of the Administrator, organizational expenses, expenses relating to the offer and sale of limited partnership interests in the Partnership, financing fees, prime brokerage fees, filing fees, entity-level taxes, registration fees and similar fees, audit and tax return preparation fees, fees in respect of consulting, custodial, accounting, investment banking, appraisal and financial advisory services provided by third parties unaffiliated with the Management Company and the General Partner relating to investments or prospective investments, due diligence expenses and fees relating to investments or prospective investments, conduct of proxy contests and tender offers, litigation expenses and legal expenses incurred in connection with the making or administration of investments (to the extent not borne by the Company and regardless of whether consummated), the cost of fidelity bonds (if any) intended to comply with the requirements of Section 412 of ERISA (the "Fidelity Bond"), and extraordinary expenses and other similar expenses related to the Partnership as the General Partner determines in its sole discretion.  The expenses shall be shared by all of the Partners including the General Partner, except for the cost of the Fidelity Bond (if any), which will be charged to the Partners whose assets are treated as "plan assets" for purposes of ERISA (and in the case of the Feeder Fund, on behalf of the Indirect Investors (as defined in Section 3.02(d)) whose assets are treated as "plan assets" for purposes of ERISA).

(c) Organizational expenses of the Partnership may be capitalized and amortized by the Partnership over up to a 60-month period from the date of this Agreement.

Section 2.08 Assignment of Investment Advisory Contract.  Without the LP Investor Majority Consent, the General Partner may not enter into any transaction, with respect to this Agreement or any investment advisory contract between the Partnership and the Management Company, that would constitute an "assignment" as such term is defined under the Advisers Act.  "LP Investor Majority Consent" means the consent of the Indirect Investors who are not Affiliates of the Management Company and whose indirect limited partnership interests in the Partnership represent more than 50% of the Partnership Percentages (as defined in Section 3.04) of the Limited Partners as of the date of determination.

ARTICLE III

Capital Accounts of Partners

and Operation Thereof

Section 3.01 Definitions.  For the purposes of this Agreement, unless the context otherwise requires:

(a) The term "Accounting Period" shall mean the following periods:  The initial Accounting Period shall begin upon the commencement of the Partnership. Each subsequent Accounting Period shall commence immediately after the close of the immediately preceding Accounting Period.  Each Accounting Period hereunder shall close at the close of business on the first to occur of (i) the last day of each fiscal quarter of the Partnership, (ii) the date immediately prior to the effective date of the admission of a new Partner pursuant to Section 4.01, (iii) the date immediately prior to the effective date of an additional Capital Contribution pursuant to Section 3.02, (iv) any date on which a Partner makes a withdrawal from a Capital Account, (v) any date on which the General Partner makes a distribution to Partners or other disposition of all or a portion of the Securities or proceeds from the sale thereof, (vi) the date when the Partnership shall dissolve or (vii) such other date as is determined by the General Partner.

(b) The term "Beginning Value" shall, with respect to any Accounting Period, mean the value of the Partnership's Net Assets at the beginning of such Accounting Period after giving effect to (i) withdrawals relating to the immediately preceding Withdrawal Date and (ii) distributions relating to the immediately preceding date on which a distribution was made.

(c) The term "Ending Value" shall, with respect to any Accounting Period, mean the value of the Partnership's Net Assets at the end of such Accounting Period (before any reduction for any Withholding Taxes (as defined in Section 3.01(i))).

(d) The term "Net Assets" shall mean the excess of the Partnership's assets (valued in accordance with Section 3.07) over its liabilities (determined in accordance with Section 3.08).

(e) The term "Net Capital Appreciation" shall, with respect to any Accounting Period, mean the excess, if any, of the Ending Value over the Beginning Value.

(f) The term "Net Capital Depreciation" shall, with respect to any Accounting Period, mean the excess, if any, of the Beginning Value over the Ending Value.

(g) The term "Net Decrease" shall, with respect to any fiscal year or shorter fiscal period, mean the excess, if any, of (i)(a) the Net Capital Depreciation, if any, allocated to a Capital Account for such fiscal year or shorter fiscal period pursuant to Section 3.05(a) plus (b) in the case of a Capital Account relating to a subscription made by the Feeder Fund (that are made as a result of capital contributions made to the Feeder Fund by Indirect Investors), expenses paid directly by the Feeder Fund, including the management fees paid by the Feeder Fund (the "Management Fee"), if any, for such period, but excluding any taxes that is determined based on the status, action or inaction of an Indirect Investor (the "Feeder Fund Expenses") over (ii) the Net Capital Appreciation, if any, allocated to such Capital Account for such fiscal year or shorter fiscal period pursuant to Section 3.05(a).

(h) The term "Net Increase" shall, with respect to any fiscal year or shorter fiscal period, mean the excess, if any, of (i) the Net Capital Appreciation, if any, allocated to a Capital Account for such fiscal year or shorter fiscal period pursuant to Section 3.05(a) over (ii)(a) the Net Capital Depreciation, if any, allocated to such Capital Account for such fiscal year or shorter fiscal period pursuant to Section 3.05(a) plus (b) in the case of a Capital Account relating to a subscription made by the Feeder Fund (that are made as a result of capital contributions made to the Feeder Fund by Indirect Investors), the Feeder Fund Expenses, if any, for such fiscal year or shorter fiscal period.

(i) The term "Withholding Tax" shall mean tax withheld, directly or indirectly, from the Partnership or the Feeder Fund or paid over by the Partnership or the Feeder Fund that is determined based on the status, action or inaction (including the failure of a Partner to provide information to avoid or reduce withholding taxes) of a Partner or an Indirect Investor.

Section 3.02 Capital Commitments and Capital Contributions.

(a) Each Partner shall commit to contribute a specified amount to the capital of the Partnership (the amount committed a "Capital Commitment," and the amount actually contributed, a "Capital Contribution").  Capital Contributions in respect of Capital Commitments shall be made as and when called by the General Partner as set forth in Section 3.02(b).  It is expected that the Capital Commitments will be drawn down at various times on or before 90 days of the first drawdown date of such Capital Commitment, subject to extensions up to a total of three additional months in the sole discretion of the General Partner.

(b) A specified percentage of each Limited Partner's Capital Commitment, as determined in the sole discretion of the General Partner, shall be funded by the Limited Partner upon such Limited Partner's admission to the Partnership.  Thereafter, the General Partner shall provide each Limited Partner with notice (a "Call"), at least one Business Day prior to the date of a requested Capital Contribution.  The Call shall state the amount of the Capital Contribution that the Limited Partner shall be required to make. Such Call shall also state directions for the payment of Capital Contributions.

(c) Capital Contributions shall be made in cash.  Subject to the prior approval of the General Partner, each Limited Partner may make additional Capital Contributions in respect of an Indirect Investor's capital contribution to a Limited Partner (including the Feeder Fund).  Any such Capital Contributions shall be made in accordance with the provisions of this Section 3.02.  For purposes of this Agreement the "Feeder Fund" shall mean Trian SPV XI, L.P., a limited partnership organized under the laws of the State of Delaware.

(d) The interests in the Partnership may be divided into separate Capital Accounts to correspond with each subscription or capital contribution by an Indirect Investor with respect to the classes, series and/or holders of interests or shares issued by the Feeder Fund to its respective Indirect Investors.  Any Capital Contributions by the Feeder Fund that are derived from capital contributions made to the Feeder Fund by Indirect Investors shall be credited to the corresponding Capital Accounts.  Any holder of a direct interest in the Feeder Fund is herein called an "Indirect Investor."

Section 3.03 Capital Accounts.

(a) A separate capital account (herein called the "Capital Account") shall be established on the books of the Partnership (i) for the General Partner and (ii) for each Limited Partner for each separate Capital Contribution made by such Limited Partner, and such Capital Accounts of any particular Limited Partner shall be separated as and to the extent provided in or pursuant to Section 3.02(d).  The Capital Account(s) of each Partner shall be in an amount equal to such Partner's initial Capital Contribution with respect to such Capital Account, adjusted as hereinafter provided.  At the end of each Accounting Period, each Capital Account of a Partner shall be (i) increased or decreased by the amount credited to or debited from such Capital Account of such Partner pursuant to Section 3.05; and (ii) decreased by the amount of any withdrawals made by such Partner from such Capital Account pursuant to Section 5.02 or any distributions made to such Partner from such Capital Account pursuant to Section 5.05.

(b) For administrative convenience, the General Partner, in its sole discretion, may combine multiple Capital Accounts relating to a single option of limited partnership interests in the Partnership in respect of any particular Indirect Investor that have been established pursuant to Section 3.02(d) that have the same characteristics (e.g., remaining Lock-Up Period (as defined in Section 5.02) and compensation terms).

Section 3.04 Partnership Percentages.  A "Partnership Percentage" shall be determined for each Capital Account for each Accounting Period of the Partnership by dividing the amount of such Capital Account by the aggregate Capital Accounts of all Partners as of the beginning of such Accounting Period after taking into account Capital Contributions, withdrawals and distributions, as of such date.  The sum of the Partnership Percentages shall equal 100 percent.

Section 3.05 Allocation of Net Capital Appreciation or Net Capital Depreciation.

(a) At the end of each Accounting Period, each Capital Account of each Partner (including the General Partner) for such Accounting Period shall be adjusted by crediting (in the case of Net Capital Appreciation) or debiting (in the case of Net Capital Depreciation) the Net Capital Appreciation or Net Capital Depreciation, as the case may be, in proportion to their respective Partnership Percentages.  For purposes of determining the amount of Net Capital Appreciation and Net Capital Depreciation as of each date that the Partnership sells an investment, the cost basis of the investment disposed of by the Partnership shall be determined based on the purchase dates (on which such investments were actually acquired) selected by the General Partner in its sole discretion.

(b) (i)      Subject to Section 3.05(d), as of the end of each fiscal year of the Partnership, as of each date that any of the Partnership’s investments in the Company are realized and at such other times as are required by Section 3.05(e), the Net Increase, if any, initially allocated to any Capital Account of a Limited Partner for such fiscal year or shorter fiscal period shall be reallocated between such Capital Account and the General Partner's Capital Account relating to such Capital Account (a "GP Capital Account") as follows:  (A) first, the amount calculated under Section 3.05(b)(ii)(B) shall be reversed, to the extent not previously offset under this Section 3.05(b)(i)(A); and (B) then, 10% of the remaining Net Increase shall be reallocated to the applicable GP Capital Account (such reallocations to the GP Capital Account described in this clause (B) collectively referred to herein as the "Incentive Allocation") and 90% of the remaining Net Increase shall be allocated to such Capital Account; provided that except with respect to Tax Distributions (as defined in Section 5.02(d)) or as set forth below, the General Partner may not withdraw or receive distributions with respect to any portion of the Incentive Allocations that is attributable to any investment until such investment is realized and the net proceeds are withdrawn or distributed; provided, further, that in the event of a withdrawal from a Capital Account by a Limited Partner or in the event that the Partnership makes a distribution to some or all of its Limited Partners, the General Partner may also withdraw or receive distributions in an amount up to the amount of the Incentive Allocations calculated in respect of such withdrawal or distribution, as applicable (after reduction for any Tax Distributions previously received in respect of such Incentive Allocation), and in such circumstances such Incentive Allocation shall be adjusted for and shall take into account realized and unrealized appreciation and depreciation allocable to the Capital Account from which such withdrawal or distribution, as applicable, is made.

(ii) Subject to Section 3.05(d), the Net Decrease or items thereof initially allocated to any Capital Account for a fiscal year or shorter fiscal period shall be reallocated between such Capital Account and the applicable GP Capital Account as follows: (A) first, the amount calculated under Section 3.05(b)(i)(B) and previously allocated shall be reversed (but shall not reduce the applicable GP Capital Account below zero) by allocating 10% of such Net Decrease to the applicable GP Capital Account and 90% of such Net Decrease to such Capital Account, to the extent not previously offset under this Section 3.05(b)(ii)(A); and (B) then, 100% of the remaining Net Decrease, if any, shall be allocated to such Capital Account.

(iii) Notwithstanding any other provision of this Agreement, losses (or items of deduction as computed for book purposes) allocable to a GP Capital Account under Section 3.05(b)(ii)(A) shall not be allocated to such GP Capital Account to the extent that such GP Capital Account has or would have, as a result of such allocation, an Adjusted Capital Account Deficit.  As used herein, "Adjusted Capital Account Deficit" shall mean and refer to such GP Capital Account, increased by any amounts that the General Partner is obligated to restore to such GP Capital Account pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and reduced by any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6).  Any loss (or items of deduction as computed for book purposes) that otherwise would be allocated to the applicable GP Capital Account, but that cannot be allocated to such GP Capital Account because of the application of the immediately preceding sentence, shall instead be allocated to the Limited Partner's applicable Capital Account, subject to the limitation imposed by the immediately preceding sentence.  If the Limited Partner could not receive such an allocation without creating an Adjusted Capital Account Deficit, all such losses or items shall be allocated to the Capital Account of the General Partner.

(iv) Notwithstanding Section 3.05(b)(i) and Section 3.05(b)(ii), above, Net Increase or items thereof allocable with respect to a Capital Account shall first be allocated 100% to the Capital Accounts of the Partners in the amount necessary to reverse, in reverse chronological order, on a cumulative basis and without duplication, any amounts allocated to such Capital Accounts of such Partners pursuant to the last two sentences of Section 3.05(b)(iii), such allocations to be made pro rata based on the amounts previously allocated to such Capital Accounts of such Partners pursuant to the last two sentences of Section 3.05(b)(iii).

(c) The General Partner may, in its sole discretion, elect to reduce, waive or calculate differently the Incentive Allocation with respect to the Capital Accounts of Limited Partners that are attributable to any Affiliated Investor or an Affiliate, employee or relative of an Affiliated Investor or its Affiliates, or for any other Limited Partner at any time.

(d) In the event that (i) a Limited Partner withdraws all or a portion of a Capital Account or (ii) a partial distribution of amounts contained in a Capital Account of a Limited Partner is made, in each case, when there is an amount of Net Decrease allocated pursuant to Section 3.05(b)(ii)(B) that has not been offset under Section 3.05(b)(i)(A), before an Incentive Allocation can be made with respect to such Capital Account (other than a withdrawal to pay Feeder Fund expenses pursuant to Section 5.02(d)), the amount of such Net Decrease or items thereof that is required to be offset by Net Increase under Section 3.05(b)(i)(A) shall be reduced as of the beginning of the next Accounting Period by an amount equal to the product obtained by multiplying the amount of Net Decrease that is required to be offset by a fraction, the numerator of which is the amount of the withdrawal from such Capital Account with respect to the immediately preceding Withdrawal Date (other than a withdrawal described in Section 5.02(d)) in the case of a withdrawal, or the amount of the distribution from the Capital Account, in the case of a distribution, and the denominator of which is the balance in such Capital Account on the last day of the prior Accounting Period.  Additional Capital Contributions with respect to a Capital Account shall not affect the amount of Net Decrease that must be offset by Net Increase under Section 3.05(b)(i)(A).

(e) In the event that (i) the commencement of the dissolution of the Partnership  occurs other than as of the end of a fiscal year, (ii) a Limited Partner's partially or completely withdraws from any particular Capital Account other than as of the end of a fiscal year (other than a withdrawal to pay Feeder Fund Expenses pursuant to Section 5.02(c)), (iii) a partial or complete distribution of the amounts contained in a Capital Account of a Limited Partner occurs as of a date other than a fiscal year end (other than a withdrawal to pay Feeder Fund Expenses pursuant to Section 5.02(c)), (iv) any of the Partnership's investments are realized other than as of the end of a fiscal year or (v) the General Partner resigns other than as of the end of a fiscal year, then for purposes of determining the Incentive Allocation, Net Increase and Net Decrease shall be determined through (A) the date of the commencement of the dissolution of the Partnership, in the event that the commencement of the dissolution of the Partnership is other than as of the end of a fiscal year (for all Limited Partners), (B) the applicable Withdrawal Date, in the event that a Limited Partner partially or completely withdraws from any particular Capital Account other than as of the end of a fiscal year (for the applicable Capital Account only), (C) the date of the applicable distribution, in the event that amounts are distributed to a Limited Partner in respect of any particular Capital Account as of a date other than a fiscal year end (for the applicable Capital Account only), (D) the date that any of the Partnership's investments are realized, in the event that any of the Partnership's investments are realized other than as of the end of a fiscal year or (E) the date of the removal or resignation of the General Partner, in the event that the General Partner resigns other than as of the end of a fiscal year (for all Limited Partners), as if such dates were the end of the fiscal year, and the Incentive Allocation shall be made at that time; provided, however, that an Incentive Allocation made in respect of a partial withdrawal, a partial distribution or the realization of any of the investments of the Partnership in the Company shall be made on that portion of the Net Increase attributable to the withdrawal or distribution amount since the most recent date that the Incentive Allocation was determined, or attributable to the investment that is realized since the most recent date that the Incentive Allocation was determined, as applicable.

(f) For purposes of determining the impact of withdrawals and distributions on Incentive Allocations and the amount of Net Decrease that is required to be offset with respect to:  (i) Limited Partners having multiple Capital Accounts other than as contemplated in Section 3.02(d); and (ii) any Limited Partner holding multiple Capital Accounts that have been established in respect of any particular Indirect Investor pursuant to Section 3.02(d), withdrawals and distributions shall be deemed to be made in respect of such Capital Accounts on a "first in -first out" basis.

(g) In the event the General Partner determines that, based upon tax or regulatory reasons, or any other reasons as to which the General Partner and any Limited Partner agree, such Partner (or any Indirect Investor) should not participate in the Net Capital Appreciation or Net Capital Depreciation, attributable to any Security, type of Security or to any other transaction, or event if any, the General Partner may allocate such Net Capital Appreciation or Net Capital Depreciation only to the Capital Accounts of Partners in respect of which such reasons do not apply.  In addition, if for any of the reasons described above, the General Partner determines that a Partner (or any Indirect Investor) should have no interest whatsoever in a particular Security, type of Security or transaction, the interests in such Security, type of Security or transaction may be set forth in a separate memorandum account in which Partners shall participate only with respect to Capital Accounts that the General Partner determines should have an interest in such Security, type of Security or transaction (any such Partner, for such Security, type of Security or transaction, being referred to the extent of such participating Capital Account as an "Unrestricted Partner") and in the Net Capital Appreciation and Net Capital Depreciation for each such memorandum account, which shall be separately calculated.

(h) At the end of each Accounting Period during which a memorandum account created pursuant to Section 3.05(g) (a "Memorandum Account") was in existence (or during which an interest in particular Securities was otherwise allocated away from the Capital Accounts of one or more Limited Partners), the Capital Accounts of each Unrestricted Partner may be debited pro rata in accordance with the Capital Accounts of all Unrestricted Partners at the opening of such Accounting Period in an amount equal to the interest that would have accrued on the amount used to purchase the Securities attributable to the Memorandum Account (the "Purchase Price") had the Purchase Price earned interest at the rate per annum being paid by the Partnership from time to time during the applicable Accounting Period for borrowed funds, or, if funds have not been borrowed by the Partnership during such Accounting Period, at the interest rate per annum that the General Partner determines would have been paid if funds had been borrowed by the Partnership during such Accounting Period.  The amount so debited shall then be credited to the Capital Accounts of all of the Partners pro rata in accordance with the balance of such Capital Accounts as of the opening of the Accounting Period.

Section 3.06 Amendment of Incentive Allocation.  The General Partner shall have the right to amend, without the consent of the Limited Partners, Section 3.05 of this Agreement so that the Incentive Allocation therein provided conforms to any applicable requirements of the Securities and Exchange Commission (the "SEC") and other regulatory authorities; provided, however, that no such amendment shall increase the Incentive Allocation that otherwise would be computed with respect to a Capital Account, other than as provided in Section 3.05.

Section 3.07 Valuation of Assets.  The current valuation policy of the Partnership is set forth below:

(a) Securities that are listed on a securities exchange shall be valued at their last sales prices on the date of determination on the primary securities exchange on which such Securities shall have traded on such date (or, in the event that the date of determination is not a date upon which a securities exchange was open for trading, on the last prior date on which such securities exchange was so open not more than 10 days prior to the date of determination).  Securities that are not listed on an exchange but are traded over-the-counter shall be valued at the mean between the last "bid" and "asked" price for such security on such date.  Securities not denominated in U.S. dollars shall be translated into U.S. dollars at prevailing exchange rates as the Administrator, in consultation with the Management Company, may determine in good faith.

(b) Securities that are difficult to value, including illiquid securities, will be valued as the Administrator, in consultation with the Management Company, may determine in good faith.

(c) All other assets of the Partnership (except goodwill, which shall not be taken into account) shall be assigned such value as the Administrator, in consultation with the Management Company, may determine in good faith.

(d) If the Administrator, in consultation with the Management Company, determines in its sole discretion that the valuation of any Securities pursuant to Section 3.07(a) does not fairly represent fair value, the Administrator, in consultation with the Management Company, may value such Securities as it determines in good faith and shall set forth the basis of such valuation in writing.

(e) All values assigned to Securities and other assets by the Administrator, in consultation with the Management Company, pursuant to this Section 3.07 and the agreement between the Partnership and the Administrator shall be final and conclusive.

Section 3.08 Liabilities.  Liabilities shall be determined using generally accepted accounting principles, as a guideline, applied on a consistent basis; provided, however, that the General Partner in its discretion may provide reserves and holdbacks for estimated accrued expenses, liabilities or contingencies, including general reserves for unspecified contingencies (even if such reserves or holdbacks are not in accordance with generally accepted accounting principles).

Section 3.09 Allocation for Tax Purposes.

(a) For each tax year, items of income (including items of gross income), deduction, gain, loss or credit shall be allocated for income tax purposes among the Partners in such manner as to reflect equitably amounts credited to or debited from each Partner's Capital Account(s) for the current and prior fiscal years (or relevant portions thereof).  Allocations under this Section 3.09 shall be made pursuant to the principles of Section 704(b) and 704(c) of the Code, and Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Treasury Regulations.  Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Partners such gains or income as shall be necessary to satisfy the "qualified income offset" requirements of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(b) If the Partnership realizes ordinary income and/or capital gains (including short-term capital gains) for Federal income tax purposes (collectively, "income") for any tax year during or as of the end of which one or more Positive Basis Partners (as herein defined) withdraw from the Partnership pursuant to Article V, the General Partner may elect, in its discretion, to allocate such income (including items of income) as follows:  (i) first, among such completely withdrawing Positive Basis Partners, prorata in proportion to the respective Full Positive Basis (as herein defined) of each such completely withdrawing Positive Basis Partner, until either the full amount of such income shall have been so allocated or the Full Positive Basis of each such Positive Basis Partner shall have been eliminated, (ii) then, among such partially withdrawing Positive Basis Partners, prorata in proportion to the respective Partial Positive Basis (as herein defined) of each such partially withdrawing Positive Basis Partner, until either the remaining amount of such income shall have been so allocated or the Partial Positive Basis of each such Positive Basis Partner shall have been eliminated and (iii) then any income not so allocated to Positive Basis Partners to the other Partners in such manner as shall equitably reflect the amounts allocated to such Partners' Capital Accounts pursuant to Section 3.05.

(c) If the Partnership realizes deductions, ordinary losses and/or capital losses (including long-term capital losses) for Federal income tax purposes (collectively, "losses") for any tax year during or as of the end of which one or more Negative Basis Partners (as herein defined) withdraw from the Partnership pursuant to Article V, the General Partner may elect, in its discretion, to allocate such losses (including items of loss) as follows:  (i) first, among such completely withdrawing Negative Basis Partners, prorata in proportion to the respective Full Negative Basis (as herein defined) of each such completely withdrawing Negative Basis Partner, until either the full amount of such losses shall have been so allocated or the Full Negative Basis of each such Negative Basis Partner shall have been eliminated, (ii) then, among such partially withdrawing Negative Basis Partners, prorata in proportion to the respective Partial Negative Basis (as herein defined) of each such partially withdrawing Negative Basis Partner, until either the remaining amount of such losses shall have been so allocated or the Partial Negative Basis of each such Negative Basis Partner shall have been eliminated and (iii) then any losses not so allocated to Negative Basis Partners to the other Partners in such manner as shall equitably reflect the amounts allocated to such Partners' Capital Accounts pursuant to Section 3.05.

(d) As used herein, (i) the term "Full Positive Basis" shall mean, with respect to any  completely withdrawing Partner and as of any time of calculation, the amount by which (x) its interest in the Partnership (determined in accordance with Section 1.05) as of such time plus an amount equal to any deemed distributions to such Partner for Federal income tax purposes pursuant to Section 752(b) of the Code resulting from its withdrawal exceeds (y) its "adjusted tax basis", for Federal income tax purposes, in its interest in the Partnership as of such time, (ii) the term "Partial Positive Basis" shall mean, with respect to any partially withdrawing Partner (or Partner receiving a distribution of a portion of its Capital Account) and as of the time of calculation, the amount by which the amount received (or to be received) upon such partial withdrawal or distribution as of such time plus an amount equal to any deemed distributions to such Partner for Federal income tax purposes pursuant to Section 752(b) of the Code resulting from its withdrawal or distribution exceeds the product of (x) its "adjusted tax basis," for Federal income tax purposes, in its interest in the Partnership as of such time and (y) a fraction, the numerator of which is the amount received (or to be received) upon such partial withdrawal or distribution, and the denominator of which is the value of such Partner's Capital Account immediately prior to such partial withdrawal or distribution plus an amount equal to any deemed distributions that would be made to such Partner for Federal income tax purposes pursuant to Section 752(b) of the Code if such Partner had completely withdrawn its Capital Account(s) and (iii) the term "Positive Basis Partner" shall mean any Partner that withdraws some or all of its interest in the Partnership or who receives a partial distribution in respect of a Capital Account and who has Full Positive Basis or Partial Positive Basis as of the effective date of such withdrawal or distribution (determined prior to any allocations made pursuant to this Section 3.09).

(e) As used herein, (i) the term "Full Negative Basis" shall mean, with respect to any completely withdrawing Partner and as of any time of calculation, the amount by which (x) its interest in the Partnership (determined in accordance with Section 1.05) as of such time plus an amount equal to any deemed distributions to such Partner for Federal income tax purposes pursuant to Section 752(b) of the Code resulting from its withdrawal is less than (y) its "adjusted tax basis", for Federal income tax purposes, in its interest in the Partnership as of such time, (ii) the term "Partial Negative Basis" shall mean, with respect to any partially withdrawing Partner (or Partner receiving a distribution of a portion of its Capital Account) and as of the time of calculation, the amount by which the amount received (or to be received) upon such partial withdrawal or distribution as of such time plus an amount equal to any deemed distributions to such Partner for Federal income tax purposes pursuant to Section 752(b) of the Code resulting from its withdrawal or distribution is less than the product of (x) its "adjusted tax basis," for Federal income tax purposes, in its interest in the Partnership as of such time and (y) a fraction, the numerator of which is the amount received (or to be received) upon such partial withdrawal or distribution, and the denominator of which is the value of such Partner's Capital Account immediately prior to such partial withdrawal or distribution plus an amount equal to any deemed distributions that would be made to such Partner for Federal income tax purposes pursuant to Section 752(b) of the Code if such Partner had completely withdrawn its Capital Account(s) and (ii) the term "Negative Basis Partner" shall mean any Partner that withdraws some or all of its interest in the Partnership or receives a partial distribution in respect of a Capital Account and who has Full Negative Basis or Partial Negative Basis as of the effective date of its withdrawal (determined prior to any allocations made pursuant to this Section 3.09).

(f) Notwithstanding anything to the contrary in this Section 3.09, if the General Partner withdraws all or a portion of its Capital Account during any tax year or receives a partial distribution in respect of a Capital Account, the General Partner may specially allocate income to itself equal to the amount by which such withdrawal or distribution plus an amount equal to any deemed distributions to the General Partner exceed its adjusted tax basis, for income tax purposes, in its interest in the Partnership (determined prior to any such allocations).

Section 3.10 Determination by the General Partner of Certain Matters.  All matters concerning the valuation of Securities and other assets, liabilities, profits and losses of the Partnership, the allocation of income, deductions, gains and losses among the Partners, including taxes thereon, and accounting procedures, not expressly provided for by the terms of this Agreement, shall be determined by the General Partner whose determination shall be final and conclusive as to all of the Partners.

Section 3.11 Adjustments to Take Account of Certain Events.  If the Code or Treasury Regulations promulgated thereunder require a withholding or other adjustment to the Capital Account(s) of a Partner or some other event occurs necessitating in the General Partner's judgment an equitable adjustment, the General Partner shall make such adjustments in the determination and allocation among the Partners of Net Capital Appreciation, Net Capital Depreciation, Capital Accounts, Partnership Percentages, Incentive Allocation, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event and applicable provisions of law, and the determination thereof by the General Partner shall be final and conclusive as to all of the Partners.

ARTICLE IV

Admission of New Partners

Section 4.01 New Partners.  Subject to the condition that each new Partner shall execute an appropriate supplement to this Agreement or other appropriate document pursuant to which it agrees to be bound by the terms and provisions hereof, the General Partner may, in its sole discretion, admit one or more new Partners as of the first Business Day of each month or at such other times as determined by the General Partner in its sole discretion.  A "Business Day" shall be any day on which commercial banks in New York City and the Cayman Islands are open for normal business.  Admission of a new Partner shall not be a cause for dissolution of the Partnership.  In no event shall the Partnership at any time have more than 100 Partners.  For purposes of this section, the number of Partners of the Partnership shall be determined in accordance with Treasury Regulations Section 1.7704-1(h).

ARTICLE V

Withdrawals and Distributions

of Capital

Section 5.01 Withdrawals and Distributions in General.  No Partner shall be entitled to (i) receive distributions from the Partnership, except as provided in Section 5.05 and Section 6.02 or (ii) withdraw any amount from a Capital Account, except as provided in Section 5.02, or upon the consent of, and upon such terms as may be determined by, the General Partner in its sole discretion.

Section 5.02 Withdrawals.

(a) Subject to Section 5.02(b), Section 5.02(c), Section 5.05 and Section 5.06, each Limited Partner shall have the right, upon at least 65 days' prior written notice delivered to the Administrator, to withdraw all or a portion of the balance in a Capital Account established for such Limited Partner with respect to any particular Capital Contribution, determined in the case of the Feeder Fund in accordance with Section 3.02(d), as of (i) the last day of the then current Lock-Up Period (as herein defined) and (ii) the last day of each fiscal quarter thereafter, subject in each case to the legal, tax, regulatory or other constraints set forth in Section 5.07.  "Lock-Up Period" with respect to any Capital Account means the last day of  the fiscal quarter that occurs on or immediately following the expiration of the 24-month period commencing on the date of the establishment of such Capital Account; provided that the General Partner may elect, in its sole discretion, upon written notice to the applicable Limited Partner at least 90 days' prior to the end of such 24-month period, to extend the Lock-Up Period with respect to such Capital Account until the date that is the last day of the fiscal quarter that occurs on or immediately following the later of (i) the expiration of the 36-month period commencing on the date of the establishment of such Capital Account and (ii) the date as of which the Company has had its third annual meeting of shareholders following the annual meeting of shareholders that is held in the year of the initial closing of the offering of limited partnership interests contemplated by this Agreement.  For Limited Partners with multiple Capital Accounts, including multiple Capital Accounts established on account of any particular Indirect Investor, withdrawals shall be deemed to be made on a "first in - first out" basis.  Each date as of which a Limited Partner is permitted to withdraw all or a portion of the balance in a Capital Account shall herein be referred to as a "Withdrawal Date."  If a Withdrawal Date does not fall on a Business Day, the Withdrawal Date shall be the next Business Day.  Withdrawal requests shall be irrevocable by the Limited Partner upon receipt by the Administrator, but such irrevocability may be waived by the General Partner in its sole discretion.  The Lock-Up Period shall also apply to withdrawals (excluding withdrawals of Incentive Allocation) from the Capital Accounts of the General Partner.  Upon the expiration of the Lock-Up Period with respect to any Capital Contribution made by the General Partner, the General Partner may, on any withdrawal date (i.e., any date on which a Limited Partner is permitted to withdraw from the Partnership or a limited partner is permitted to withdraw from the Feeder Fund), withdraw amounts from its Capital Account.  The General Partner may withdraw all or any portion of the Incentive Allocation that has been allocated to its Capital Account as set forth under Section 3.05(b)(i).

(b) Distributions of withdrawal proceeds shall generally be made within 30 days after the relevant Withdrawal Date; provided, however, that if a Limited Partner elects to withdraw 90% or more of its Capital Account balance(s), established in the case of the Feeder Fund in respect of the Capital Contributions of any particular Indirect Investor pursuant to Section 3.02(d), on a particular Withdrawal Date, the Partnership shall distribute to the Limited Partner an amount equal to at least 95% of its estimated withdrawal proceeds (computed on the basis of unaudited data as of the Withdrawal Date) within 30 days after the relevant Withdrawal Date.  The Partnership shall endeavor to pay the balance of the withdrawal proceeds (subject to audit adjustments) within 30 days after the completion of the annual audit of the Partnership's books for the calendar year in which such Withdrawal Date occurs.  No interest shall be paid on any balance due after a Withdrawal Date.  The interests (or portion thereof being withdrawn) of a Limited Partner that gives notice of withdrawal pursuant to Section 5.02(a) shall not be included in calculating the Partnership Percentages of the Limited Partners required to take any action under this Agreement.

(c) The General Partner reserves the right to enter into agreements with one or more Limited Partners that contain different withdrawal rights than those described in Section 5.02(a) including a shorter withdrawal notice period and more frequent withdrawal rights.   In addition, the General Partner may waive notice requirements and require or permit withdrawals under such other circumstances and conditions as it, in its sole discretion, deems appropriate, including to pay Feeder Fund Expenses approved by the Management Company.

(d) The General Partner shall have the right to withdraw out of the Incentive Allocation allocated to a GP Capital Account an amount equal to the General Partner's "Presumed Tax Liability" with respect to such Incentive Allocation (a "Tax Distribution").  "Presumed Tax Liability" for any tax year means an amount equal to the product of (i) the amount of federal, state and local taxable income attributable to the Incentive Allocation for the prior tax year and (ii) the Presumed Tax Rate as of the last day of such prior tax year.  The "Presumed Tax Rate" means the effective combined federal (including Medicare tax), state and local income tax rate applicable to a natural person residing in New York, New York, taxable at the highest marginal federal income tax rate and the highest marginal New York, New York income tax rates (for the avoidance of doubt, including any Medicare or other similar taxes) and, without duplication, any entity-level tax imposed on a pass-through entity doing business in New York, New York, in each case, taking into account the character of such income and after giving effect to the federal income tax deduction for such state and local income taxes.  Such amounts shall be distributed no later than three months following the end of such tax year, unless the General Partner elects on or prior to the first day of the third month of such year not to be distributed its Tax Distribution.  Any Tax Distributions shall be treated as preliminary distributions by the Partnership of future amounts distributable by the Partnership in connection with the Incentive Allocation to the General Partner in respect of a Capital Account, and any future amounts distributable in connection with the Incentive Allocation by the Partnership to the General Partner in respect of such Capital Account shall be reduced to take into account such Tax Distributions.  For the avoidance of doubt, the General Partner shall not be required to return to the Partnership any Tax Distributions regardless of whether it is determined that the General Partner was not entitled to an Incentive Allocation with respect to such amounts.

(e) To the extent that, as of the earlier of: (i) the date as of which a Limited Partner (and in the case of the Feeder Fund, an Indirect Investor) withdraws the last of its Capital Account balance(s) and (ii) the date of the final disposition of all of the investments held by the Partnership, the General Partner has made any withdrawal and/or received any distribution of the Incentive Allocations with respect to the Capital Account(s) held by any Limited Partner (and in the case of the Feeder Fund, attributable to any Indirect Investor) in excess of the amount it would have withdrawn or received as a distribution as of such date had it not withdrawn or received distributions of the Incentive Allocations prior to such date with respect to the Capital Account(s) held by such Limited Partner, and in the case of the Feeder Fund, held by such Indirect Investor (such amount, the "Excess Amount"), the General Partner shall be required to restore such Excess Amount; provided, however, that in no event shall such restoration be more than the total Incentive Allocations with respect to the Capital Account(s) held by such Limited Partner (and in the case of the Feeder Fund, with respect to the Capital Account(s) of such Indirect Investor) received by the General Partner less related Tax Distributions.

Section 5.03 Required Withdrawals.  The General Partner may, in its sole discretion, require a Limited Partner to withdraw all or any part of its Capital Account balance(s) at any time for any reason or no reason.  The General Partner also may require a Limited Partner to withdraw all or any part of its Capital Account balance(s) immediately in the event that the General Partner, in its sole discretion, determines that (i) the Limited Partner or any Indirect Investor has made a material omission or material misstatement of fact with regard to the information such Limited Partner or such Indirect Investor provided to the Partnership or the Feeder Fund, (ii) such Limited Partner's continued participation in the Partnership may cause the Partnership to fail to qualify for the safe harbor from "publicly traded partnership" status set forth in Treasury Regulations Section 1.7704-1(h) or (iii) such Limited Partner's or Indirect Investor's continued ownership of all or a portion of such interest in the Partnership or in the Limited Partner, respectively, may cause adverse legal, tax, regulatory or other consequences to the Partnership.  In addition, the General Partner also may require a Limited Partner to withdraw all or any part of its Capital Account balance(s) effective as of any preceding date specified in the Partnership's notice to such Limited Partner in the event that the General Partner, in its sole discretion, determines that such Limited Partner's or Indirect Investor's ownership of all or a portion of such interests in the Partnership or in the Feeder Fund, respectively, may cause adverse legal, tax or regulatory consequences to the Partnership, the Management Company or the General Partner.  The Partner receiving such notice shall be treated for all purposes and in all respects as a Partner who has given notice of withdrawal of all or part of its Capital Accounts, as the case may be, under Section 5.02.

Section 5.04 Death, Disability, etc. of Limited Partners.  The death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of a Limited Partner shall not dissolve the Partnership.  The legal representatives of a Limited Partner shall succeed as assignee to the Limited Partner's interest in the Partnership upon the death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner, but shall not be admitted as a substitute Partner without the consent of the General Partner, in its sole discretion.

Section 5.05 Distributions.

(a) The General Partner may at any time (including during the Lock-Up Period), in its sole discretion, make distributions in cash or in kind (i) in connection with a withdrawal of funds from the Partnership by a Partner; provided that any distribution in kind pursuant to this clause (a)(i) need not be pro rata, and (ii) at any time to all of the Partners on a pro rata basis in accordance with the Partners' Partnership Percentages; provided, that the General Partner may elect, in its sole discretion, to give Limited Partners the option of opting out of any distributions pursuant to clause (ii).  Additionally, upon the sale of all or substantially all of the Securities (and the determination of the General Partner that the Partnership no longer intends to acquire any Securities), the General Partner shall distribute the proceeds thereof to the Partners pro rata in accordance with their respective Partnership Percentages.

(b) If a distribution is made in kind, immediately prior to such distribution, the General Partner shall determine the fair market value of the property distributed and adjust the Capital Accounts of all Partners upwards or downwards as if such gain or loss had been recognized upon an actual sale of such property and allocated pursuant to Section 3.05.  Each such distribution shall reduce the Capital Account(s) of the distributee Partner by the fair market value thereof.

(c) The provisions of this Section 5.05 shall apply to distributions made in connection with any withdrawal under this Article V and in connection with dissolution pursuant to Article VI, unless otherwise provided for in Article VI.

(d) (i)      The General Partner may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority or withholding agent) such amounts as the Partnership is required to withhold or pay over, pursuant to the Code or any other applicable law, on account of a Partner's distributive share of the Partnership's items of gross income, income, gain or gross sale or disposition proceeds.

(ii) For purposes of this Agreement, any taxes so withheld or paid over by the Partnership, and any other Withholding Taxes borne by the Partnership, with respect to a Partner's distributive share of the Partnership's gross income, income, gain or gross sale or disposition proceeds shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner, pursuant to this Agreement and reducing the Capital Account(s) of such Partner.  If the amount of such taxes is greater than any such distributable amounts, then such Partner and any successor to such Partner's interest shall pay the amount of such excess to the Partnership, as a contribution to the capital of the Partnership.  If the Partnership becomes subject to any Withholding Tax or other tax (including interest, penalties and additions to tax) relating to amounts previously distributed to a Partner that has subsequently withdrawn from the Partnership, such withdrawn Partner shall promptly pay such amount to the Partnership following receipt of notice thereof from the Partnership.

(iii) The General Partner shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption.  To the extent that a Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Partner shall furnish the General Partner with such information and forms as such Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents.  Each Partner represents and warrants that any such information and forms furnished by such Partner shall be true and accurate and agrees to indemnify the Partnership and each of the Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

Section 5.06 Effective Date of Withdrawal.  Unless otherwise specified herein, the effective date of a Partner's withdrawal with respect to any of its Capital Accounts shall mean the day immediately following:  (i) the Withdrawal Date in the case of a withdrawal pursuant to Section 5.02(a), or (ii) the date determined by the General Partner if such Partner shall be required to withdraw from the Partnership pursuant to Section 5.03.  In the event the Withdrawal Date of a Partner shall be a date other than the last day of a fiscal year of the Partnership, each Capital Account of the withdrawing Partner that is subject to such withdrawal shall be adjusted pursuant to Section 3.05(b) as if the Withdrawal Date of such Partner's withdrawal were the last day of a fiscal year.

Section 5.07 Limitations on Withdrawal of Capital Account.

(a) The right of any Partner or its legal representatives to withdraw any amount from a Capital Account and to have distributed to it any such amount (or any portion thereof) pursuant to this Article V is subject to the provision by the General Partner for all Partnership liabilities in accordance with the Act and for reserves for contingencies and estimated accrued expenses and liabilities in accordance with Section 3.08, and for projected Incentive Allocations.  In addition, no withdrawal shall be permitted that would result in a Capital Account having a negative balance.  The unused portion of any reserve shall be distributed to the Partners to which the reserve applied, with interest at the prevailing savings bank rate for unrestricted deposits from time to time in effect in New York, New York, as determined by the General Partner, after the General Partner shall have determined that the need therefor shall have ceased.

(b) The General Partner may suspend subscription for limited partnership interests, the determination of the net asset value, the determination of the net asset value of each Limited Partner's Capital Account(s), and/or withdrawal rights (including the right to receive withdrawal proceeds), in whole or in part for any and all Limited Partners at any time:  (i) during any period when any stock exchange or over-the-counter market on which any of the Partnership's investments are quoted, traded or dealt in is closed, other than for ordinary holidays and weekends, or during periods in which dealings are restricted or suspended; (ii) during the existence of any state of affairs as a result of which, in the opinion of the Management Company, disposal of part or all of the assets of the Partnership or the calculation of the net asset value would not be reasonably practicable or would be seriously prejudicial to the non-withdrawing Limited Partners; (iii) during any breakdown in the means of communication normally employed in determining the price or value of the Partnership's assets or liabilities, or of current prices in any stock market as aforesaid, or when for any other reason the prices or values of any assets or liabilities of the Partnership cannot reasonably be promptly and accurately ascertained; (iv) during any period when the transfer of funds involved in the realization or acquisition of any investments cannot, in the opinion of the Management Company, be effected at normal rates of exchange; or (v) where such withdrawal would impede a pending tender offer, proxy contest, shareholder vote or other hostile action with respect to the Company.

(c) No partial withdrawals shall be permitted if such withdrawal shall cause the aggregate Capital Account balances established with respect to a Limited Partner or an Indirect Investor to fall below $2 million, unless approved by the General Partner in its sole discretion.

(d) The General Partner, by written notice to any Limited Partner, may suspend the withdrawal rights of such Limited Partner (including the right to receive withdrawal proceeds) if the General Partner reasonably deems it necessary to do so to comply with anti-money laundering laws and regulations or any other legal, tax or regulatory requirement applicable to the Partnership, the General Partner, the Management Company, the Administrator and their respective Affiliates, subsidiaries or associates or any of the Partnership's other service providers.

ARTICLE VI

Duration and Dissolution of the Partnership

Section 6.01 Duration.  The Partnership shall continue until the earliest of (i) a determination by the General Partner, in its sole discretion, that the Partnership should be dissolved, (ii) the termination, bankruptcy, insolvency or dissolution of the General Partner, or (iii) such time as the General Partner determines that the Partnership no longer holds and no longer intends to acquire Securities (each, a "Dissolution Event").  Upon a determination to dissolve the Partnership, withdrawal requests and distributions in respect of pending withdrawals may not be made (other than a withdrawal to pay Feeder Fund Expenses pursuant to Section 5.02(c) or pursuant to Section 5.02(d)).

Section 6.02 Dissolution.

(a) Upon a determination to dissolve the Partnership or the occurrence of any of the events set out in Section 6.01, in accordance with this Agreement and the Act, the General Partner shall, subject to applicable law, within no more than 30 days after completion of a final audit of the Partnership's financial statements (which shall be performed within 90 days of the occurrence of a Dissolution Event), make distributions out of the Partnership's assets, in the following manner and order:

(i) to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment of reserves); and

(ii) to the Partners in the proportion of their respective Capital Accounts.

(b) The General Partner, in its discretion, at any time and from time to time, may designate one or more liquidators, including, without limitation, one or more members of the General Partner, who shall have full authority to liquidate the business of the Partnership and to make final distributions as provided in this Section 6.02.  The appointment of any liquidator may be revoked or a successor or additional liquidator or liquidators may be appointed at any time by an instrument in writing signed by the General Partner.  Any such liquidator may receive compensation as shall be fixed, from time to time, by the General Partner.

(c) In the event that the Partnership is dissolved on a date other than the last day of a fiscal year, the date of such dissolution shall be deemed to be the last day of a fiscal year for purposes of adjusting the Capital Accounts of the Partners pursuant to Section 3.05.  For purposes of distributing the assets of the Partnership upon dissolution, the General Partner shall be entitled to a return, on a pari passu basis with the Limited Partners, of the amount standing to its credit in its Capital Accounts.

ARTICLE VII

Tax Returns; Reports to Partners

Section 7.01 Independent Auditors.  The financial statements of the Partnership shall be audited by an independent auditor selected by the General Partner as of the end of each fiscal year of the Partnership.

Section 7.02 Filing of Tax Returns.  The General Partner or its designated agent shall prepare and file, or cause the accountants of the Partnership to prepare and file, a Federal information tax return in compliance with Section 6031 of the Code, and any required state and local income tax and information returns for each tax year of the Partnership.

Section 7.03 Tax Matters Partner.  The General Partner shall be designated on the Partnership's annual Federal information tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Partnership for purposes of Section 6231(a)(7) of the Code.  Each person (for purposes of this Section 7.03, called a "Pass-Thru Partner") that holds or controls an interest as a Partner on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Partnership holding such interests through such Pass-Thru Partner.  In the event the Partnership shall be the subject of an income tax audit by any Federal, state or local authority, to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and each Partner thereof.  All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership.

Section 7.04 Reports to Current Partners.  Within 90 days after the end of each fiscal year, or as soon thereafter as is reasonably practicable, audited financial statements shall be mailed or otherwise made available to each of the Limited Partners.

The Partnership shall also provide periodic unaudited performance information, no less frequently than quarterly, to the Limited Partners.

Section 7.05 Reports to Partners and Former Partners.  Within 90 days of the end of each tax year, or as soon thereafter as is reasonably practicable, the Partnership shall prepare and mail, or cause its accountants to prepare and mail, to each Partner and, to the extent necessary, to each former Partner (or its legal representatives), a report setting forth in sufficient detail such information as shall enable such Partner or former Partner (or such Partner's or former Partner's legal representatives) to prepare its Federal income tax return, if applicable, in accordance with the laws, rules and regulations then prevailing.

Section 7.06 Partner Tax Basis.  Upon request of the General Partner, each Partner agrees to provide to the General Partner information regarding its adjusted tax basis in its Partnership interest along with documentation substantiating such amount.

ARTICLE VIII

Investor Committee

Section 8.01 Investor Committee.

(a) The Management Company may appoint (and may periodically reconstitute) an investor committee (the "Investor Committee") consisting of at least three individuals, each of whom either (i) represents a different Indirect Investor in the Feeder Fund or (ii) is  an Indirect Investor, that, in each case, is not affiliated with any of the Affiliated Investors and each of whom an Indirect Investor wishes to serve as members; provided, that if for any reason there are less than three such individuals who are Indirect Investors and wish to serve as members, or less than three individuals that an Indirect Investor wishes to serve as members, the Investor Committee may consist of such fewer number of such individuals that an Indirect Investor wishes to serve as members and/or Indirect Investors that wish to serve as members.

(b) The Investor Committee shall provide such advice and counsel (if any) as may be requested by the Management Company in connection with, among other things, the Partnership's investments and potential conflicts of interest.  Majority approval of the Investor Committee with respect to any investment or transaction for which the Management Company has sought such approval shall be binding on all Limited Partners and no Limited Partner shall have any claim in respect of any investment or transaction approved by the Investor Committee, including, but not limited to breach by the Management Company of its fiduciary duties or breach of the management agreement between the Partnership and the Management Company or this Agreement.  An appointment to the Investor Committee is not transferable without the consent of the Management Company, which consent may be given or withheld in its sole discretion.

(c) Meetings of the Investor Committee shall be held upon the request of the Management Company.  No fees shall be paid by the Partnership to members of the Investor Committee; however, reasonable expenses incurred in attending meetings of the Investor Committee shall be reimbursed by the Partnership.

ARTICLE IX

Miscellaneous

Section 9.01 General.  This Agreement:  (i) shall be binding on the executors, administrators, estates, heirs, and legal successors and representatives of the Partners; and (ii) may be executed, through the use of separate signature pages or supplemental agreements, in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart; provided, however, that each such counterpart shall have been executed by the General Partner.

Section 9.02 Power of Attorney.  Each of the Partners hereby appoints the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file:

(a) a Certificate of Limited Partnership of the Partnership and any amendments thereto as may be required under the Act;

(b) any duly adopted amendment to this Agreement;

(c) any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Partnership (including, but not limited to, a Certificate of Cancellation of the Certificate of Limited Partnership); and

(d) any business certificate, fictitious name certificate, amendment thereto or other instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Partnership, or required by any applicable Federal, state or local law.

The power of attorney hereby granted by each of the Limited Partners is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner; provided, however, that such power of attorney shall terminate upon the substitution of another limited partner for all of such Limited Partner's interest in the Partnership or upon the complete withdrawal of such Limited Partner from participation in the Partnership.

Section 9.03 Amendments to Partnership Agreement.  The terms and provisions of this Agreement may be modified or amended and/or the Partnership may be restructured at any time and from time to time with the written consent of Limited Partners having in excess of 50% of the Partnership Percentages of the Limited Partners and the affirmative vote of the General Partner, insofar as is consistent with the laws governing this Agreement; provided, however, that without the consent of the Limited Partners, the General Partner may amend this Agreement to:  (i) reflect changes validly made in the membership of the Partnership and the Capital Contributions and Partnership Percentages of the Partners; (ii) change the provisions relating to the Incentive Allocation as provided in, and subject to the provisions of, Section 3.06; (iii) reflect a change in the name of the Partnership; (iv) make a change that is necessary or, in the opinion of the General Partner, advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or foreign jurisdiction, or ensure that the Partnership shall not be treated as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for Federal tax purposes; (v)  make a change that does not adversely affect the Limited Partners in any material respect; (vi) make a change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement that shall not be inconsistent with the provisions of this Agreement, in each case so long as such change does not adversely affect the Limited Partners in any material respect; (vii) make a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any Federal, state or foreign governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Limited Partners; (viii) make a change that is required or contemplated by this Agreement; (ix) make a change in any provision of this Agreement that requires any action to be taken by or on behalf of the General Partner or the Partnership pursuant to applicable Delaware law if the provisions of applicable Delaware law are amended, modified or revoked so that the taking of such action is no longer required; (x) prevent the Partnership from in any manner being deemed an "Investment Company" subject to the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"); (xi) change the legal structure of the Partnership (for example, from a partnership to a limited liability company); or (xii) make any other amendments and/or restructurings similar to the foregoing.  Each Partner, however, must approve of any amendment that would (a) reduce its Capital Account or rights of contribution or withdrawal; or (b) amend the provisions of this Agreement relating to amendments.

Section 9.04 Non-Voting Interests of Registered Fund Limited Partners.

(a) A limited partnership interest owned by an investment fund registered as an investment company under the 1940 Act (a "Registered Fund Limited Partner"), or by an Affiliate of a Registered Fund Limited Partner, or by a person controlling, controlled by or under common control with a Registered Fund Limited Partner, shall be a limited partnership interest that is not entitled to vote, consent or withhold consent with respect to any Partnership matter (a "Non-Voting Interest"); provided, however, that such Non-Voting Interest shall be permitted to vote on matters with respect to which voting rights are not considered to be "voting securities" as defined under Section 2(a)(42) of the 1940 Act.

(b) Except as provided in this Section 9.04, a limited partnership interest held by a Registered Fund Limited Partner as a Non-Voting Interest shall be identical in all regards to all other limited partnership interests held by Limited Partners.

Section 9.05 Choice of Law.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be construed under the laws of the State of Delaware applicable to contracts made and to be entirely performed in such state and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern the partnership aspects of this Agreement.

Section 9.06 Consent to Jurisdiction.  To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of New York in the county of New York and of the U.S. District Court for the Southern District of New York.

Section 9.07 Tax Elections.  The General Partner may, in its sole discretion, cause the Partnership to make or revoke any tax election that the General Partner deems appropriate, including without limitation an election pursuant to Section 754 of the Code.

Section 9.08 No Third Party Rights.  Except for the provisions of Section 2.05 and Section 2.06, the provisions of this Agreement, including, without limitation, the provisions of Section 1.05 and Section 5.02, are not intended to be for the benefit of any creditor or other person (other than the Partners in their capacities as such) to whom any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Partnership or any Partner, and no such creditor or other person shall obtain any rights under any of such provisions (whether as a third party beneficiary or otherwise) or shall by reason of any such provisions make any claim in respect to any debt, liability or obligation (or otherwise) including any debt, liability or obligation pursuant to Section 1.05, against the Partnership or any Partner.  Any amendment, modification or repeal of Section 2.05 and Section 2.06 shall not adversely affect any right or protection of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 9.09 Confidentiality.  (a)  In connection with the organization of the Partnership and the Partnership's ongoing business, the Limited Partners (and the Indirect Investors) shall receive or have access to information concerning the business and affairs of the Partnership, the Management Company, the General Partner and/or their respective Affiliates that the Partnership, the Management Company or the General Partner reasonably believes to be in the nature of trade secrets, or other information, the disclosure of which the Partnership the Management Company  or the General Partner believes is not in the best interests of the Partnership, the Management Company, the General Partner, and/or their respective Affiliates, or could damage the Partnership, the Management Company, the General Partner, and/or their respective Affiliates or their respective businesses, or which the Partnership, the Management Company, the General Partner and/or their respective Affiliates are required by law or agreement with a third party to keep confidential, including, without limitation, any information relating to the Partnership's financial and investment strategy (e.g., portfolio positions, trades and contemplated trades); all notices, letters, and other communications whether written or oral between the Partnership, the Management Company, the General Partner and/or their respective Affiliates and the Limited Partners and the names and addresses of each of the Limited Partners and their initial and subsequent Capital Commitments and Capital Contributions (collectively, the "Confidential Information").  Each Partner agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to its investment in an interest in the Partnership or for purposes of filing such Limited Partner's tax returns) or disclose to any person or entity, any Confidential Information, except to its directors, employees, agents, advisers, or representatives responsible for matters relating to the Partnership, or any other person or entity approved in writing by the General Partner (for itself and on behalf of the Partnership) (each, an "Authorized Representative") on a need to know basis or as otherwise required by any regulatory authority, law or regulation, or by legal process.  Prior to making any disclosure required by any regulatory authority, law or regulation, or by legal process, each Limited Partner shall use its reasonable best efforts to notify the Partnership and the General Partner of such disclosure.  Prior to any disclosure to any Authorized Representative of a Limited Partner, such Limited Partner must advise such Authorized Representative of the obligations set forth in this Section 9.09. Notwithstanding anything herein to the contrary, each Partner (and each employee, representative or other agent of such Partner) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Partnership and (ii) any of its transactions, and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to the Partner relating to such tax treatment and tax structure, it being understood that "tax treatment" and "tax structure" do not include the name or other identifying information of (i) the Partnership, the Management Company, the General Partner or any of their respective Affiliates or (ii) the parties to a transaction.

(b) Each Limited Partner agrees that each of the Partnership, the General Partner and the Management Company has the right to keep confidential from the Limited Partners, for such period of time as the Partnership, the General Partner or the Management Company, in its sole discretion, deems reasonable, any Confidential Information.

(c) The General Partner or its Affiliates shall be the only party to communicate with the Company or to make any public statements, public disclosures or any other third party communications on behalf of the Partnership relating to the Company, the Securities, this Agreement or the activities of the General Partner and its Affiliates pursuant to this Agreement, including the making of any proposals regarding corporate transactions involving the Company or the Securities.

Section 9.10 Notices.  Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service or by telecopy.  All notices to the Partnership shall be addressed to its principal office and place of business.  All notices addressed to a Partner shall be addressed to such Partner at the address set forth on the books and records of the Partnership.  Any Partner may designate a new address by written notice to that effect given to the Partnership.  Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; when receipt is acknowledged, if telecopied on a Business Day; and the next Business Day following the day on which receipt is acknowledged if telecopied on a day that is not a Business Day.

Section 9.11 Counterparts.  Counterparts may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart.  Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

Section 9.12 Goodwill.  No value shall be placed on the name or goodwill of the Partnership, which shall belong exclusively to the General Partner.

Section 9.13 Headings.  The table of contents, titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.  References to "Article" or "Section" in this Agreement shall be deemed to refer to the indicated Article or Section of this Agreement, unless the context clearly indicates otherwise.

Section 9.14 Pronouns.  All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

Section 9.15 Execution of Other Documents.  Each of the Partners agrees to execute upon demand such certificates, counterparts, instruments and documents as may from time to time be required to be filed or recorded by law.

Section 9.16 Waiver of Partition.  Except as may otherwise be required by law in connection with the winding-up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership's property.

Section 9.17 Waiver of Jury Trial.  EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.  THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

GENERAL PARTNER:

TRIAN PARTNERS SPV XI GP, L.P.
By: Trian Partners SPV XI General Partner, LLC, its general partner

By:	/s/ NELSON PELTZ
Name: Nelson Peltz
Title: Member

LIMITED PARTNER:

TRIAN SPV XI, L.P.

By: Trian Partners SPV XI GP, L.P., its general partner
By: Trian Partners SPV XI General Partner, LLC, its general partner

By:	/s/ NELSON PELTZ
Name: Nelson Peltz
Title: Member

INITIAL LIMITED PARTNER:

Solely to reflect the withdrawal of the Initial Limited
Partner pursuant to Section 1.08

TRIAN GROUP, LLC

By:	/s/ NELSON PELTZ
Name: Nelson Peltz
Title: Member

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